Exhibit 99.1

Defense Industries International Reports New Orders Valued at Approximately 4.7 Million Dollars

ASHKELON, ISRAEL – Defense Industries International, Inc. (OTCBB:DFNS), a leading manufacturer and global provider of personal military and civilian protective equipment and supplies, announced today that it has received orders from the Israeli Defense Ministry totaling $4 million. The orders are for bulletproof vests, personal gear and dry storage units. The orders are expected to be delivered by April 2007.

In addition to the orders from the Israeli Defense Ministry, the Company also received an order valued at approximately $500,000 from a U.S. based company for flexible storage units and an order for bulletproof vests from a Latin American government totaling approximately $260,000.

Commenting on the orders, Joseph Fostbinder, CEO of Defense Industries said: “We are extremely pleased with these new orders. During the last couple of months, mainly as a result of the war in Lebanon in July and August 2006, we are witnessing a shift in attitude from the Israeli Defense Ministry towards the importance of personal military protective equipment. These substantial new orders are a first sign of this newly awakened interest, and we are glad to note that after many years we currently foresee significant growth opportunities in the domestic market segment in 2007.”

About Defense Industries International, Inc.

Defense Industries International, Inc. is a leading manufacturer and global provider of personal military and civilian protective equipment and supplies. Defense Industries’ main products include body armor, bomb disposal suits and bullet-resistant vests and jackets; ballistic wall covers, ceramic armor plates and lightweight armor UHMW-PE plates; personal military equipment, battle pouch units and combat harness units; dry storage units, liquid logistics, tents and vehicle covers; winter suits, sleeping bags and backpacks. The Company’s manufacturing facilities meet American EQNET and international ISO 9001 standards. The Company has three principal subsidiaries, Export Erez Ltd., Achidatex Nazareth Elite ltd. and Owen Mills in the USA. For additional information, please visit the Company’s web site at www.defense-industries.com

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The company undertakes no obligation to publicly release updates to these forward-looking statements made to reflect new events or circumstances after the date hereof. Neither the Company nor its agents assume responsibility for the accuracy and completeness of the forward-looking statements.

Contact Information:

Ayelet Shaked Shiloni
Integrated Investor Relations
972-77-7171-050
1-866-44-786-33
ayelet.shaked@012.net.il